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                                                                   EXHIBIT 5.1

                       [FULBRIGHT & JAWORSKI LETTERHEAD]


August 13, 1998


Tanisys Technology, Inc.
12201 Technology Boulevard, Suite 125
Austin, Texas 78727


Dear Sirs:

     As counsel to Tanisys Technology, Inc., a Wyoming corporation (the "Company"), we are familiar with the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about August 14, 1998, under the Securities Act of 1933, as amended, relating to an aggregate of 5,353,374 shares of common stock, no par value ("Common Stock"), of the Company to be sold by certain selling stockholders listed in the Registration Statement (the "Selling Stockholders"). The Shares will be issued pursuant to the proper and valid (i) conversion of Series A Convertible Preferred Stock, $1.00 par value per share ("Series A Stock") or (ii) exercise of certain warrants (the "Warrants") held by the Selling Stockholders, each as described in the Registration Statement.

     In connection therewith, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion the shares of Common Stock to be sold by the Selling Stockholders have been duly and validly authorized, and when issued in accordance with the terms of the (i) Articles of Continuance of the Company, as amended, or (ii) Warrants, will be validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the heading "Legal Matters" in the Prospectus which is contained in the Registration Statement.

                                             Very truly yours,




                                             /s/ Fulbright & Jaworski L.L.P.